Exhibit 99.1

CytRx Reports 2015 Financial Results
LOS ANGELES – March 11, 2016 – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced financial results for the year ended December 31, 2015, and provided an overview of recent accomplishments and upcoming milestones for its research and development programs.
"2015 was an important year as CytRx achieved several key milestones, including completing the enrollment of our global, pivotal Phase 3 trial with aldoxorubicin one quarter ahead of schedule," said Steven A. Kriegsman, CytRx's Chairman and CEO. "We unveiled our LADRTM technology platform and nominated DK049 as the next drug candidate for clinical development.  Additionally, as we prepare for aldoxorubicin's commercial launch, we welcomed Olivia Ware as Chief Commercial Officer and three new members to the Board of Directors:  Cheryl Cohen, former Chief Commercial Officer at Medivation who led the launch of Xtandi®, Anita Chawla, Ph.D., a health economics, pricing and reimbursement expert formerly at Genentech, and Eric Selter, an investment professional at Morton Capital Management, LLC."

Fourth Quarter 2015 and Recent Highlights
Announced $40 Million Long-Term Debt Facility. In February 2016, CytRx announced that it entered into a long-term loan agreement with Hercules Technology Growth Capital and received an initial amount of $25 million.  An additional $15 million can be accessed at CytRx's option, subject to achieving certain R&D milestones by December 31, 2016.
Appointed Olivia Ware as Chief Commercial Officer.  In January 2016, Ms. Ware joined CytRx as Chief Commercial Officer.  She brings more than 20 years of biotechnology and pharmaceutical experience including 13 years at Genentech where she was responsible for key aspects of the launches of the oncology drugs Rituxan®, Herceptin® and Avastin®.
Completed Enrollment in Pivotal Global Phase 3 Trial Ahead of Schedule.  In December 2015, CytRx announced that the Phase 3 clinical trial with aldoxorubicin for the treatment of second-line soft tissue sarcomas reached the target enrollment of 400 patients.  It was originally estimated to be completed in Q1 2016.  Top-line results from this trial are expected in Q2 2016.
Nominated DK049 for Clinical Development.  In December 2015, CytRx announced that DK049 has been selected for advancement into clinical trials.  DK049 incorporates a novel two-stage linker from the LADRTM technology platform and has demonstrated significant anti-tumor activity in animal models of non-small cell lung cancer, ovarian and pancreatic cancers.

Announced the Settlement of Consolidated Securities Class Action Lawsuit.  In December 2015, CytRx agreed to settle its class action lawsuits to avoid potentially lengthy and costly litigation.  The Company believes the allegations are completely without merit and the settlement contains no admission of liability or wrongdoing. The agreement provides for a payment in cash of $4,000,000 of which CytRx's insurance carriers will cover at least $3,500,000, and between 1,200,000 and 1,800,000 shares of common stock depending on the prevailing stock price at the time of the court's final approval of the settlement.
Presented Aldoxorubicin Combination Data at the 2015 CTOS Annual Meeting.  In November 2015, Sant Chawla, M.D., F.R.A.C.P., Director of the Sarcoma Oncology Center, presented data from the Phase 1b/2 clinical trial of aldoxorubicin in combination with ifosfamide/Mesna at the 21st Annual Connective Tissue Oncology Society (CTOS) Annual Meeting in Salt Lake City, Utah. At the time of the meeting, eight of 10 patients with soft and non-soft tissue sarcomas treated with the combination demonstrated tumor shrinkage include three partial responses.  This trial is ongoing.
Reported Update on Aldoxorubicin Clinical Trial in Glioblastoma.  In November 2015, CytRx announced the completion of enrollment in the Phase 2 clinical trial evaluating aldoxorubicin in patients with unresectable glioblastoma (GBM).  To date, aldoxorubicin has shown evidence of tumor shrinkage.  Patients continue to be followed as overall survival has not yet been reached.

 Upcoming Milestones
•	Present data on DK049 and the LADRTM technology platform at the American Association for Cancer Research Annual (AACR) Meeting in April 2016
•
Announce top-line data from the global, pivotal Phase 3 clinical trial of aldoxorubicin as second-line treatment in patients with soft tissue sarcomas in the next quarter ending June 30, 2016. Subject to FDA approval, the Company projects aldoxorubicin's market launch in 2017

•	Initiate rolling New Drug Application (NDA) submission by the end of 2016
•	Announce overall survival data from the ongoing Phase 2 glioblastoma trial in the second half of 2016
•	Complete Phase 1b clinical trial with combination of aldoxorubicin and ifosfamide/mesna as first-line treatment for advanced sarcomas in the second half of 2016
•	Complete Phase 1b clinical trial with combination of aldoxorubicin and gemcitabine in metastatic solid tumors in the second half of 2016
•	File Investigational New Drug (IND) Application for DK049 by the end of 2016
•	Announce top-line results from the Phase 2b clinical trial of aldoxorubicin as second-line treatment in patients with small cell lung cancer
•	Nominate next drug candidate using LADRTM technology for clinical development by the end of 2016.

 Full Year 2015 Results
CytRx reported cash, cash equivalents and short-term investments of $57.3 million as of December 31, 2015. CytRx then added $25.0 million in February 2016 to its cash through a $40.0 million long-term debt facility.

Net loss for the year ended December 31, 2015, was $58.6 million, or $(0.97) per share, compared with a net loss of $30.1 million, or $(0.55) per share, for the year ended December 31, 2014.  In 2015, the Company recognized a non-cash gain of $4.4 million on the fair value adjustment of warrant derivative liability related to warrants issued in August 2011 and July 2009, compared to a non-cash gain of $19.1 million in 2014.  The Company reported licensing revenue of $100,000 in 2015, compared to $100,000 in 2014.

Research and development (R&D) expenses were $43.4 million for 2015, and included development expenses of $37 million for aldoxorubicin, approximately $1.7 million for pre-clinical development of new albumin-binding cancer drugs (German lab), and approximately $3.6 million for general operation of our clinical programs.  R&D expenses were $36.7 million for 2014.

General and administrative (G&A) expenses were $19.7 million for 2015, compared with $12.8 million for 2014. G&A expenses for 2015 included a non-cash litigation settlement expense of $4.5 million for the eventual issuance of our common shares. They also included non-cash stock-compensation expense of $5.8 million and $4.1 million for 2015 and 2014, respectively.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of the widely used chemotherapeutic agent doxorubicin, and DK049, a novel drug conjugate which is expected to enter clinical trials in 2016.  CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical testing of aldoxorubicin and preclinical testing of its LADR™ linker technology platform, the outcome, timing or results of CytRx's clinical testing of aldoxorubicin, the risk that any future pre-clinical or human testing of compounds based on the LADR™ technology platform might not show efficacy or reduced side effects of those compounds, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 2 and Phase 3 clinical development of aldoxorubicin for SCLC and STS, respectively, and the preclinical and clinical development of compounds based on the LADR™ technology platform, risks related to lawsuits that have been brought against the Company and its officers and/or directors for alleged violations of the securities laws, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
(310) 826-5648, ext 304
dhaen@cytrx.com

Investor Relations:
Alexander Capital, LP
(855) 288-ALEX (2539)
cytrx@alexandercapitallp.com

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CYTRX CORPORATION
BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$22,261,372	$32,218,905
Short-term investments	35,035,420	45,621,593
Receivables	4,593,475	2,019,293
Interest receivable	28,130	104,627
Prepaid expenses and other current assets	2,373,708	3,250,355
Total current assets	64,292,105	83,214,773
Equipment and furnishings, net	1,467,681	970,873
Goodwill	183,780	183,780
Other assets	1,080,872	1,323,156
Total assets	$67,024,438	$85,692,582
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,058,624	$6,655,962
Accrued expenses and other current liabilities	9,693,359	5,994,072
Non-cash litigation settlement due in shares of common stock	4,500,000	—
Warrant liability	693,457	5,131,085
Total current liabilities	22,945,440	17,781,119
Commitment and contingencies
Stockholders' equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 250,000,000 shares authorized; 66,480,065 and 55,921,986 shares issued and outstanding at December 31, 2015 and 2014, respectively	66,480	55,924
Additional paid-in capital	409,107,292	376,975,984
Treasury stock, at cost (199,275 shares at December 31, 2014)	—	(2,612,861)
Accumulated deficit	(365,094,774)	(306,507,584)
Total stockholders' equity	44,078,998	67,911,463
Total liabilities and stockholders' equity	$67,024,438	$85,692,582

CYTRX CORPORATION
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014	2013
Revenue:
Licensing revenue	$100,000	$100,000	$300,000

Expenses:
Research and development	43,395,574	36,677,706	17,500,469
General and administrative	19,664,904	12,845,231	10,273,576
Depreciation and amortization	317,649	182,927	120,399
	63,378,127	49,705,864	27,894,444
Loss before other income (loss)	(63,278,127)	(49,605,864)	(27,594,444)
Other income (loss):
Interest income	233,958	305,331	137,676
Other income, net	20,151	132,114	183,025
Gain (loss) on warrant liability	4,437,628	19,051,239	(20,210,094)

Loss before provision for income taxes	(58,586,390)	(30,117,180)	(47,483,837)
Provision for income taxes	(800)	(800)	(1,600)
Net loss	$(58,587,190)	$(30,117,980)	$(47,485,437)
Basic and diluted loss per share	$(0.97)	$(0.55)	$(1.44)
Basic and diluted weighted average shares outstanding	60,483,151	54,371,151	32,891,202